Exhibit 10.5

PENNYMAC MORTGAGE INVESTMENT TRUST

2019 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT

AWARD AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”), effective as of _______, 2020 (the “Grant Date”), is made by and between PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Trust”), and _______________ (the “Grantee”).

WHEREAS, the Trust has adopted the PennyMac Mortgage Investment Trust 2019 Equity Incentive Plan (the “Plan”), pursuant to which the Trust may grant awards representing the right to receive Shares or cash after the lapse of such forfeiture restrictions and the satisfaction of such performance goals as may be determined by the Trust’s Board of Trustees (the “Board”) (such rights hereinafter referred to as “Performance Share Units”);

WHEREAS, the Board has delegated its authority to administer the Plan to the Compensation Committee of the Board;

WHEREAS, the Compensation Committee has delegated its authority to administer the terms of the Agreement to the Trust’s Executive Chairman and President and Chief Executive Officer (the “Administrators”), such delegated authority to include, without limitation, the award of certain Performance Share Units, the establishment of the underlying performance goals, and the determination of the satisfaction of such underlying performance goals;

WHEREAS, the Grantee is providing bona fide services to the Trust on the date of this Agreement;

WHEREAS, the Trust desires to grant to the Grantee the number of Performance Share Units provided for herein;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.Grant of Performance Share Unit Award

(a)Grant of Performance Share Units.  The Trust hereby grants to the Grantee _________ Performance Share Units (or such lesser amount as may result based on the extent to which the performance goals in Appendix A are satisfied, as determined in the sole and absolute discretion of the Administrators) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.  The Trust shall establish a book account in the Grantee’s name with respect to the Award granted hereby.

(b)Incorporation of Plan.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Administrators shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decisions shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2.Terms and Conditions of Award

The grant of Performance Share Units provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a)Restrictions.  The Performance Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution prior to the lapse of restrictions set forth in this Agreement applicable thereto, as set forth in Section 2(b).  The period from the date of grant of a Performance Share Unit to the date it becomes vested and payable shall be referred to herein as the “Restricted Period.”

(b)Lapse of Restrictions.  Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(a) shall lapse with respect to up to one hundred percent (100%) of the Performance Share Units granted hereunder (as set forth on Appendix A attached hereto) on the first anniversary of the Grant Date, to the extent that the Grantee has satisfied the relevant performance goals, as determined in the sole and absolute discretion of the Administrators, and provided that the Grantee is providing services to the Trust or an Affiliate as of the relevant date.

(i)The Trust will objectively define the manner of determining the satisfaction of the relevant performance goals during the performance period for such Grantee, including whether or to what extent there shall not be taken into account any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Standard Codification Section 225-20, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Trust’s Annual Report to shareholders for the applicable year, or (C) publicly announced by the Trust in a press release or conference call relating to the Trust’s results of operations or financial condition for a completed quarterly or annual fiscal period.

(c)Form of Payment.  Unless otherwise determined by the Board at the time of payment, each Performance Share Unit granted hereunder shall represent the right to receive one Share upon the date on which the restrictions applicable to such Performance Share Unit lapse.

(d)Distribution Equivalents.  The Performance Share Units held by the Grantee on a distribution payment date will not be credited with distribution equivalents at such time as distributions, whether in the form of cash, Shares or other property, are paid with respect to the Shares.

(e)Issuance of Certificate.  In the event that Shares are to be issued upon any lapse of restrictions relating to the Performance Share Units, the Trust shall issue to the Grantee or the Grantee’s personal representative a share certificate representing such Shares.

(f)Termination of Service.  In the event that, prior to the lapsing of restrictions with respect to any Performance Share Units granted hereunder, the Grantee’s service with the Trust and its Affiliates is terminated for any reason (other than a Change in Control as provided in Section 2(g) below), such Performance Share Units held by the Grantee shall as of the date of such termination of service be immediately forfeited.

Performance Share Units forfeited pursuant to this Agreement shall be transferred to, and reacquired by, the Trust without payment of any consideration by the Trust, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Performance Share Units.

(g)Change in Control.  Notwithstanding Section 8(b) of the Plan, the Performance Share Unit Award granted hereunder shall not become free of restrictions solely upon the occurrence of a Change in Control; however, if the Grantee’s service is terminated by the Trust and its Affiliates for any reason (other than for Cause) as a result of or in connection with such Change in Control, then any Performance Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such termination of service become fully vested and free of such transfer restrictions.  In addition, if the Shares cease to be readily tradable on an established securities market or exchange as a result of or in connection with such Change in Control, then any Performance Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such Change in Control become fully vested and free of such transfer restrictions.  If the Shares will continue to be readily tradable on an established securities market or exchange following a Change in Control, and if a pro rata portion of any of the performance goals set forth on Appendix A have been satisfied with respect to any of the outstanding Performance Share Units granted hereunder as of the effective date of such Change in Control, as determined by the Administrators in their sole discretion, then a corresponding pro rata portion of such Performance Share Units shall become free of restrictions as of such Change in Control.  With respect to all other Performance Share Units outstanding following such Change in Control, (i) if the Administrators or the Board, in their discretion, can determine comparable new performance goals based upon the business of the acquiring or surviving entity, then Appendix A shall thereupon be revised to incorporate such new performance goals, and (ii) if the Administrators or the Board, in their discretion, cannot determine comparable new performance goals, then Appendix A shall thereupon no longer be applicable, and the restrictions on transfer set forth in Section 2(a) shall thereafter lapse with respect to such Performance Share Units, which shall become fully vested and free of such transfer restrictions based solely upon the Grantee continuing to provide services to the Trust or an Affiliate.

(h)Income Taxes.

(i)At the time Grantee becomes entitled to receive a distribution of Shares upon vesting of Performance Share Units, Grantee authorizes the Trust, at Trust’s sole discretion, to withhold from fully vested Shares otherwise issuable to Grantee pursuant to such Performance Share Units a number of Shares having a Fair Market Value, as determined by the Trust as of the first business day immediately preceding the vesting date, equal to the statutory minimum withholding tax obligation in respect of the Shares otherwise issuable to Grantee (the “Share Withholding Method”).

(ii)Should Grantee become entitled to receive a distribution of Shares upon vesting of Performance Share Units at a time when the Share Withholding Method is not being utilized by the Trust, Grantee authorizes the delivery of the Shares to the Trust’s designated broker with instructions to (i) sell Shares sufficient to satisfy the applicable withholding taxes which arise in connection with such distribution, and (ii) remit the proceeds of such sale to the Trust (“Sale to Cover”). In the event the sale proceeds are insufficient to fully satisfy the applicable withholding taxes, Grantee authorizes withholding from payroll and any other amounts payable to Grantee, in the same calendar year, and otherwise agrees to make adequate provision through the submission of cash, a check or its equivalent for any sums required to satisfy the applicable withholding taxes.

Grantee is not aware of any material nonpublic information with respect to the Trust or any securities of the Trust, is not subject to any legal, regulatory or contractual restriction that would prevent the designated broker from conducting sales as provided herein, does not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected pursuant to this Section 2(h)(ii), and is entering into this Section 2(h)(ii) of the Agreement in good faith and not as part of a plan or scheme to evade compliance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (regarding trading of the Trust’s securities on the basis of material nonpublic information). It is the intent of the parties that the Sale to Cover transactions pursuant to this Section 2(h)(ii) comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

(iii)Unless the withholding tax obligations of the Trust and/or any Affiliate thereof are satisfied, the Trust shall have no obligation to deliver any Shares on the Grantee’s behalf upon vesting of Performance Share Units.

Section 3.Miscellaneous

(a)Notices.  Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed in the case of the Trust to the Secretary of the Trust at the principal office of the Trust and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Trust or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee.

(b)No Right to Continued Service.  Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the service of the Trust or any subsidiary or Affiliate of the Trust or shall interfere with or restrict in any way the right of the Trust, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause.

(c)Bound by Plan.  By signing this Agreement, the Grantee acknowledges receipt of a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d)Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Trust, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e)Invalid Provision.  The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f)Modifications.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(g)Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h)Governing Law.  This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

(i)Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

(j)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Grantee and the Company have entered into this Award Agreement as of the Grant Date.

PENNYMAC MORTGAGE INVESTMENT TRUST

Appendix A

Performance Goals

(for the performance period ending December 31, 2020)

Goal Title	Goal Description